PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into as of the 5th day of March, 2012, by and between 1100-1114 KINGS HIGHWAY LLC (“1100 Kings Owner”), 2067-2073 CONEY ISLAND AVENUE LLC (“2067 Coney Owner”) and 2091-2097 CONEY ISLAND AVENUE LLC (“2091 Coney Owner”) , having an address c/o Wharton Realty, 500 Fifth Avenue, 54th Floor, New York, New York 10110 (1100 Kings Owner, 2067 Coney Owner and 2091 Coney Owner are collectively referred to as "Seller"), and AMERICAN REALTY CAPITAL III, LLC, a Delaware limited liability company authorized to transact business in the State of New York, having an address at 405 Park Avenue, 15th Floor, New York, New York 10022 ("Purchaser"), and, subject to Article 19, Purchaser's permitted successors and assigns.

W I T N E S S E T H:

In consideration of the mutual promises and agreements contained in this
Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby mutually acknowledged, Seller and Purchaser covenant and agree as follows:

Article I. Premises.

1.1     Premises.     Seller shall sell and convey to Purchaser, and Purchaser shall purchase from Seller, upon the terms, covenants and conditions hereinafter set forth (a) all of
Seller's right, title and interest in and to the land designated as Block 6794, Lots 74 and 78, on the Brooklyn County Tax Map (the "Land"), (b) together with all building(s) and improvements situated on the Land (collectively, the "Building"); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and (e) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building, to the extent owned by Seller and not owned by the Tenant (hereinafter defined) of the Building (collectively, the "Premises"). The Premises are located at or known as and by the street addresses 1100-1114 Kings Highway, Brooklyn, New York (the “1100 Kings Property”), 2067-2073 Coney Island Avenue, Brooklyn, New York (the “2067 Coney Property”) and 2091-2097 Coney Island Avenue, Brooklyn, New York (the “2091 Coney Property”).

Article 2. Purchase Price: Acceptable Funds.

2.1     The purchase price for the Premises is THIRTY SIX MILLION SEVEN

HUNDRED TWENTY SIX THOUSAND FIVE HUNDRED NINE and 00/100 DOLLARS ($36,726,509.00) (the "Purchase Price"), and is payable by Purchaser as follows:

(a)     ONE MILLION and 00/100 DOLLARS ($1,000,000.00), by wire transfer of immediately available federal funds payable to Chicago Title Insurance Company (Philadelphia, PA) ("Escrow Agent"), within three (3) business days following the execution and delivery of this Agreement, as a downpayment toward the Purchase Price (the "Downpayment"), which Downpayment shall be deemed to have been made for the account of Seller and held and disbursed by Escrow Agent pursuant to the further terms and conditions of this Agreement; and

(b)     The balance of the Purchase Price, in an amount equal to the difference between the Purchase Price and the Downpayment, subject to adjustment as provided for herein (the "Balance") on the Closing Date (as hereinafter defined), by wire transfer of immediately available Federal funds to an account or accounts designated by Seller (which Closing and wire transfer shall be facilitated through the Title Company, unless otherwise agreed to in writing by Seller and Purchaser).

Article 3.     Closing.

3.1     The closing of title to the Premises (the "Closing") shall take place at 10:00 a.m., on the date which is thirty (30) days following the expiration of the Due Diligence Period (hereinafter defined) (the "Scheduled Closing Date"). The date on which the Closing shall occur shall be referred to herein as the "Closing Date". Purchaser shall have the right to advance the Closing upon five (5) business days prior written notice to Seller; provided that all conditions precedent to both Purchaser’s and Seller’s respective obligations to proceed with Closing under this Agreement have been satisfied (or, if there are conditions to a party’s obligation to proceed with Closing that remain unsatisfied, such conditions have been waived by such party).

3.2     Purchaser shall be entitled to adjourn the Scheduled Closing Date for up to one hundred twenty (120) days, which adjournment shall be made upon written notice given not less than five (5) business days prior to the Scheduled Closing Date, such notice setting forth such adjourned date; provided, however, that as a condition thereof, Purchaser shall be obligated to close title to the Premises, in accordance with the terms and conditions of this Agreement, at 10:00 a.m. on such adjourned date, if such date shall be a business day, or if not, on the first (1st) business day thereafter (the "Outside Closing Date").

3.3     The Closing shall be consummated in escrow through the Title Company. Neither party shall be required to be present at the Closing, unless otherwise agreed to by the parties. Purchaser and Seller agree to cause all documents and deliverables required to be delivered by the parties hereunder to be delivered to the Escrow Agent prior to the Closing Date and the Title Company shall disburse the documents and funds on the

Closing Date.

3.4     Notwithstanding anything to the contrary contained herein, if Purchaser shall finance any portion of the Purchase Price, and if Purchaser's lender shall so require (and if such lender will not agree to a closing facilitated through the Title Company), the Closing shall occur, at the offices of Purchaser's lending institution or its counsel in New York City, or in Nassau or Westchester County. Nothing herein contained shall be deemed to create a financing contingency or to condition Purchaser's obligations hereunder on Purchaser's ability to obtain financing, and this shall be deemed to be an "all cash" transaction.

Article 4.     Permitted Exceptions.

4.1     The Premises shall be sold and conveyed, and Purchaser shall accept title to the Premises, subject to the following matters (collectively, the "Permitted Exceptions"):

(a)     All covenants, easements, reservations, restrictions and agreements of record affecting the Premises, provided same do not (i) render title to the Premises uninsurable at regular rates without the payment of additional premium; (ii) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Leases (hereinafter defined); (iii) impose any monetary obligation on Purchaser or any successor in title; or (iv) require the removal of any part of the Building constituting the Premises;

(b)     Any and all present and future laws, regulations, restrictions, requirements, ordinances, resolutions and orders affecting the Premises, including, without limitation, any laws relating to zoning, building, and the use and occupancy of the Premises, provided same do not (i) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Leases; (ii) impose any additional monetary obligation on Purchaser or any successor in title; or (iii) require the removal of any part of the Building constituting the Premises;

(c)     Real estate taxes, subject to adjustment at Closing, as provided for herein;

(d)     Minor encroachments of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Premises over any street or highway or over any adjoining property and encroachments of similar elements projecting from adjoining property over the Premises, provided same do not render title to the Premises uninsurable at regular rates;

(e)     Grants of licenses or easements or other rights in favor of any public or private utility company or governmental entity for, or pertaining to, utilities, sewers. water mains or drainage, whether or not of record, provided same do not (i) prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Leases; (ii) render title to the Premises uninsurable, at regular rates; or (iii) require the removal of any part of he Building constituting the Premises;

(f)     Any state of facts or physical condition which are set forth on the survey of the Premises attached hereto as Exhibit D, and any state of facts shown on an update of such survey provided they do not render title to the Premises uninsurable, at regular rates;

(g)     Street vaults and coal chutes, if any;

(h)     Sidewalk Notices and Violations, if any (subject to Article 6 herein);

(i)     Boiler Notices and Violations, if any (subject to Article 6 herein);

(j)     Party Wall Agreements, if any;

(k)     Any other matters that would constitute Objections (as defined in Section 5.1 hereof) and with respect to which the Title Company (hereinafter defined) or any other title insurer licensed to do business in the State of New York (issuing a policy through Fidelity National Title Insurance Company, First American Title Insurance Company of New York, Old Republic National Title Insurance Company or Stewart Title Insurance Company; the "Alternate Title Company") will insure title to the Premises free of such Objections, at regular rates without the payment of additional premiums;

(l)     The standard printed exceptions appearing on the title insurance commitment issued by the Title Company;

(m)     Zoning regulations and ordinances which are not violated by the existing structures or present use thereof and which do not render title uninsurable;

(n)     The Leases;

(o)     Rights of utility companies to lay, maintain, install and repair pipes, lines, poles, conduits, cable boxes and related equipment on, over and under the Premises, provided that (i) none of such rights imposes any monetary obligation on the owner of the Premises; and (ii) same shall not prohibit or interfere in any material respect with the current use of the Premises for the purposes described in the Leases; and

(p)     Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Premises.

4.2     The Permitted Exceptions shall not constitute grounds for objection by Purchaser, and Seller shall have no obligation to remove any Permitted Exception as a condition to Purchaser's obligation to purchase the Premises in accordance with this Agreement.

Article 5. State of Title; Objections.

5.1     Purchaser, at Purchaser's sole cost and expense, shall order a title report for the Premises from Chicago Title Insurance Company (the "Title Company"), within ten (10) days after the date of this Agreement. The Title Company shall be given instructions to provide a copy of the title report, legible copies of any covenants, easements and other items listed as exceptions, and all searches made in connection therewith, to the attorney for Seller. A copy of the title report, or any subsequent update thereof, delivered to Seller's attorney shall constitute Purchaser's notice of title defects with respect to the matters set forth therein which are not Permitted Exceptions and which in fact or in law render title to the Premises uninsurable in accordance with the terms and conditions of this Agreement ("Objections").

5.2     [Intentionally Omitted]

5.3     Seller shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any effort or expense whatsoever to eliminate or modify any of the Objections, but the foregoing shall not permit Seller to refuse to payoff at Closing, to the extent of the monies payable at Closing, mortgages on the Property, of which Seller has actual knowledge, up to $250,000 of judgments and federal tax liens against Seller, Administrative Charges (hereinafter defined) and payoff or bond mechanic's liens, other than those for work performed at the request of Tenant for which Tenant shall be responsible under the Leases. Seller, however, at its sole option, may attempt to eliminate or modify all or a portion of the Objections to Purchaser's reasonable satisfaction prior to the Closing Date or within such additional period of time (up to sixty (60) days in the aggregate thereafter), for which Seller shall have the right to adjourn the Closing. In the event Seller is unable, or unwilling to attempt to eliminate or modify all of the Objections to the reasonable satisfaction of Purchaser (other than an objection which Seller is obligated to cure pursuant to this Agreement), Seller shall provide written notice to Purchaser of those Objections Seller will not attempt or be able to cure ("Seller's Notice").

Thereafter, Purchaser shall have the option (as its sole and exclusive remedy) to (x) terminate this Agreement by delivering written notice thereof to Seller by the earlier to occur of (i) the Closing Date (as the same may be adjourned as provided in this Agreement), or (ii) five (5) business days after Seller's Notice, time being of the essence to the giving of Purchaser's notice or (y) proceed to Closing without adjustment to the Purchase Price (provided, however, that if there shall be judgments and/or federal tax liens against Seller which exceed $250,000.00 in the aggregate, and if Purchaser shall not cancel the Contract pursuant to the immediately preceding sentence, then at the Closing, Purchaser shall receive a credit against the Purchase Price in the amount of $250,000.00). If Purchaser shall duly give such termination notice, then this Agreement shall thereupon terminate, and upon such termination, Purchaser shall be entitled to the return of the

Downpayment with all interest earned thereon, and reimbursement for the cost of title examination and a surveyor survey update, and neither party shall have any obligation hereunder other than the Surviving Obligations (as hereinafter defined).

5.4     Notwithstanding anything to the contrary contained herein, at Closing,
Seller, in Seller's discretion, shall be permitted to (i) use any portion of the Balance to remove or discharge any Objection(s) or (ii) deposit with the Title Company monies (which may include a portion of the Purchase Price) and/or documents sufficient to effect the issuance of title insurance in favor of Purchaser free of any Objection(s), or with insurance against enforcement or collection out of the Premises in favor of Purchaser and Purchaser's mortgage lender (if any) and, subject to compliance with Title Company's requirements and payment of applicable premiums, their respective successors and assigns. If written request is made by Seller or Seller's attorneys not less than two (2) days prior to the Closing, Purchaser shall, in accordance with the provisions of Article 2 hereof, deliver separate checks, or wire funds to separate accounts, aggregating the amount of the Balance, to facilitate the removal and discharge of any Objection(s) and the discharge of Seller's other monetary obligations under this Agreement or as otherwise required by Seller.

Article 6. Responsibility for Violations.

6.1     Purchaser shall acquire the Premises subject to all notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by any governmental authority having jurisdiction thereof against or affecting the Premises (the "Violations") except that Seller shall pay at or before the Closing, any and all monetary liens, fines, fees, penalties, and interest imposed with respect to such Violations through the Closing Date ("Administrative Charges").

6.2     Notwithstanding the foregoing or anything to the contrary contained herein,
Seller shall not be responsible for paying any Administrative Charges, if the same shall be the responsibility of a Tenant pursuant to the terms and conditions of the Leases and if the applicable Tenant shall not then be in monetary default under its Lease as of the Closing Date ("Tenant Violations"). Purchaser shall accept title to the Premises subject to any and all Tenant Violations, without abatement of the Purchase Price by reason thereof.

Article 7.     Condition of the Premises: "As-Is".

7.1     Purchaser acknowledges that, between the date hereof and the expiration of the Due Diligence Period, Purchaser shall inspect the Premises, and shall become familiar with the physical condition and state of repair thereof, and all other matters relating to the Premises, it being acknowledged by Purchaser that Purchaser has had (or during the Due Diligence Period shall have) a sufficient opportunity to perform all of Purchaser's due diligence with respect to the Premises, and shall accept the Premises "as is", "where is", as of the date of this Agreement, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction or credit or abatement in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this Agreement. Except as expressly set forth in this Agreement, no representations, warranties or agreements of any kind whatsoever have been made by Seller in regard to the physical or operating condition of the Premises, the condition of Seller's title thereto, freedom from defects, latent or patent, the income or profit to be derived from the Premises, the expenses of operation and maintenance thereof, the present or prospective rental income therefrom, or any other matter or thing affecting or relating to the whole or any part of the Premises, and no representation, covenant or warranty shall survive the Closing, other than the Surviving Obligations.

7.2     Purchaser hereby acknowledges its reliance solely on its own examination, inspection and evaluation of the Premises, and not on any warranties or representation, whether express or implied, from Seller, except those warranties and representations expressly made by Seller in this Agreement. Except as expressly set forth in this Agreement to the contrary, Purchaser releases Seller, any person, entity or party related to or affiliated with Seller (the "Seller Related Parties") and their respective successors and assigns from and against any and all claims which Purchaser or any person, entity or any party related to or affiliated with Purchaser (each, a "Purchaser Related Party") has or may have arising from or related to any matter or thing related to or in connection with the Premises, including the documents and information referred to herein, the Leases and the tenants named thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, including, but not limited, to mold, and, except as expressly set forth in this Agreement to the contrary, neither Purchaser nor any Purchaser Related Party shall look to Seller, the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. The provisions of this Section 7.2 shall survive the termination of this Agreement or the Closing Date and shall not be deemed to have merged into any of the documents executed or delivered at the Closing. To the extent required to be operative, the disclaimers and warranties contained herein are "conspicuous" disclaimers for purposes of any applicable law, rule, regulation or order.

Notwithstanding the foregoing, nothing contained herein shall relieve, release or limit Seller's liability for Seller's Surviving Obligations.

Article 8. Representations and Warranties.

8.1     Seller represents and warrants to Purchaser that the following are true and correct in all material respects as of the date hereof:

(a)     This Agreement constitutes, and each document and instrument to be executed and delivered by Seller hereunder (collectively, the "Seller's Documents"), when so executed and delivered, shall constitute, the legal, valid and binding obligations of

Seller, enforceable in accordance with their respective terms, covenants and conditions.

(b)     Seller (i) is a limited liability company licensed and/or qualified to conduct business in the State of New York; (ii) has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; (iii) has full power and authority to enter into and perform this Agreement and to enter into the documents to be executed and delivered in accordance with the terms hereof; and (iv) has full power and authority to consummate the transactions as contemplated herein.

(c)     Seller is not a party to any service, management, employment or other contract ("Service Contracts") affecting the Premises, which are not terminable on or before the Scheduled Closing Date. Seller shall (i) cause any and all Service Contracts to be terminated as of the Closing Date; and (ii) be responsible for any and all costs, fees and/or expenses associated with terminating the Service Contracts prior to Closing, which obligation shall survive the Closing.

(d)     There are no employees currently employed by Seller at the Premises, and Seller will not enter into any negotiations or execute any contract with any employees or a labor union between the date hereof and the Closing.

(e)     No person, firm or entity, except for the Purchaser, has any rights in, or rights to purchase or acquire all, or any part of the Premises, including, without limitation, a right of first refusal or option to purchase with respect thereto.

(f)     Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings with respect to the Premises.

(g)     Neither the entering into of this Agreement, nor the consummation of the transactions contemplated hereunder, will constitute a violation or breach by Seller of any contract, writ, order, judgment, or other instrument or agreement to which Seller is a party, or to which it is subject to by which any of its assets or properties may be affected. or of any judgment, order, writ, injunction or decree issued against or imposed upon it, or result in a violation of any applicable law, ordinance, rule or regulation of any governmental authority affecting Seller. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not require Seller to obtain any consent, authorization, or approval which has not already been obtained.

(h)     Seller has not received any written notice which remains uncured (i) from any applicable governmental authority of any "hazardous materials" or "hazardous wastes", as defined, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ('"CERCLA"), the Resource Conservation and Recovery Act of 1976 ('"RCRA"), or any local law, rule, regulation, or code relating to health or the environmental or another applicable Federal, State or local environmental laws ('"Environmental Laws") at, on, around or under the Premises, or migrating from the Premises, in violation of any Environmental Laws; or (ii) of any pending actions, suits, claims and/or proceedings claiming that Seller, Tenant or the Premises is in violation of any Environmental Laws.

(i)     A true and correct copy of the current certificate of occupancy for the Premises is annexed hereto as Exhibit E.

(j)     Seller is not subject to any pending voluntary or involuntary reorganization, liquidation, receivership, or other proceedings under any federal, state or local insolvency, liquidation, reorganization or similar type laws.

(k)     Annexed hereto as Exhibit A is a true and complete copy of those certain leases (together with all amendments thereof and modifications thereto), made by and between Seller, as landlord, and tenant named therein (collectively, the “Leases”) for premises in the Building. The Leases are the sole and only leases in effect at the Premises. Seller further represents and warrants the following:

i.
The rent set forth in the Lease is the actual rent billed by Seller, and payable by the tenant named therein, and is true and accurate in all respects (except for minor or immaterial discrepancies and inaccuracies).

ii.	The Leases are in full force and effect and have not been modified, amended or extended. The Rent Roll attached hereto as Schedule A is true and correct.

iii.	Except as set forth in the Leases, no other or additional renewal or extension options have been granted to the tenant therein;

iv.	Except as set forth in the Leases, the named tenant is not entitled to rental concessions or abatements for any period subsequent to the Closing Date.

v.
Seller has completed all work which Seller, as landlord, is obligated to complete pursuant to the terms of the Leases (“Seller's Work") and the named tenants have not objected to, or otherwise notified Seller of any work to be completed by the landlord pursuant to the terms of the Lease.

(l)     There are no leasing commissions which are or may become due or owing with respect to the Leases which will not have been paid prior to Closing. Attached hereto as Exhibit A are true and complete copies of the only brokerage agreements in connection with the Leases, and same remain in full force and effect and has not been amended or modified. Purchaser assumes the responsibility to pay any commission due under such brokerage agreement in connection with any options to extend the term of the Leases.

(m)     There are no tax certiorari proceedings pending with respect to the Premises or any part thereof.

(n)     Seller is not a Prohibited Person (as defined below). None of Seller's investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Purchaser under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Purchaser under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7). For purposes hereof, a "Prohibited Person" means any of the following: (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the "Executive Order"); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a "specially designated national" or "blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in any of clauses (i), (ii), (iii) and/or (iv) above.

(o)     Seller is not a "foreign person" as defined in the Code Withholding Section.

(p)    There are no security deposits other than a security deposit from DEJ Associates, Inc. in the amount of $27,601.40. Home Décor posted a security deposit at commencement of the lease, however, such funds have been applied to rent by Seller. At the Closing, Seller shall be obligated to deliver to Purchaser the DEJ Associates security deposit or a credit with respect to same and shall credit Buyer $19,500 toward the Home Décor security deposit.

8.2     If the Leases, which have been exhibited to Purchaser or its representatives, contain provisions that are inconsistent with the representations set forth in Section 8.1 above, such representations and warranties shall be deemed modified to the extent necessary to eliminate such inconsistency and to conform such representations and warranties to the provisions of the Leases. As a condition precedent to Purchaser's obligation to close the purchase and sale transaction contemplated in this Agreement, Seller's representations and warranties contained in Section 8.1 (other than (g) and (e)) must remain and be true and correct in all material respects as of the Closing Date but shall not survive the Closing Date. In the event the representations, warranties and covenants contained in this Agreement are not materially true and correct, as of the Closing Date, Purchaser may, as its sole remedy, terminate this Agreement and receive the return of the Downpayment, together with any interest earned thereon, whereupon neither party shall have any further rights or obligations under this Agreement, except for Surviving Obligations.

8.3     As of the date hereof, Purchaser hereby represents, warrants, covenants and agrees as follows:

(i)     Purchaser and Purchaser Parties (as such term is hereinafter defined) are familiar with the source of funds for the Purchase Price of the Premises and represent that all such funds will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America. Purchaser covenants and agrees to provide to Seller any and all documents, certifications or other evidence, as may be requested from time to time by Seller in its sole discretion, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities). With respect to each source of funds to be used by Purchaser to purchase the Premises (respectively, the "Source"), at least one of the following statements shall be accurate as of the Closing Date: (i) the Source does not include the assets of (A) an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to Title I of ERISA, or (B) a "plan" as defined in Section 4975(a) of the Internal Revenue Code of 1986, as amended ("Code"), or (ii) the Source includes the assets of (A) an "employee benefit plan" as defined in Section 3(3) of ERISA or (B) a "plan" as defined in Section 4975 of the Code (each of which has been identified to the Seller in writing pursuant to this Section 8.3 at least ten (10) business days prior to the Closing Date), but the use of such Source to purchase the Property will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(ii)     None of Purchaser, any direct or indirect interest holder in Purchaser (collectively, the "Purchaser Parties"), or any Affiliate of Purchaser is subject to sanctions of the United States government or in violation of any ("OFAC") or a Prohibited Person similarly designated under any Executive Orders or OFAC.

(iii)     None of the Purchaser, the Purchaser Parties or any Affiliate of Purchaser is listed on the SDN List maintained by the OFAC, and/or on any other similar lists as a Prohibited Person.

(iv)     Purchaser has, and its Purchaser Parties have, required and shall require, and has /have taken and shall take all reasonable measures to ensure compliance with the requirement that no Purchaser Parties or Affiliates of Purchaser is or shall, be listed on any lists be a Prohibited Person, or be in violation of any Laws, including any OFAC Laws.

(v)     None of Purchaser, the Purchaser Parties or any Affiliate of Purchaser is or will (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person. (ii) deal in, or otherwise engage in, any transaction relating to any property or interest in property blocked pursuant to OFAC or the Patriot Act, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in OFAC or the Patriot Act.

(vi)     Purchaser covenants and agrees to deliver to Seller any certification or other evidence reasonably requested from time to time by Seller, confirming Purchaser's compliance with the provisions of this Section 8.3.

(vii)     Purchaser is a duly organized limited liability company qualified to conduct business in the State of New York; has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; and has full power and authority to execute and deliver and perform the obligations set forth in this Agreement.
Purchaser has obtained all necessary corporate, partnership or other organizational authorizations required in connection with the execution, delivery and performance of this Agreement and the transaction contemplated herein and has obtained the consent of all entities and parties (whether private or governmental) necessary to bind Purchaser to this Agreement. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale transaction contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions or provisions of any agreement or instrument to which Purchaser, or any shareholder, partner or related entity or affiliate of Purchaser, is a party or by which Purchaser, any shareholder, partner or related entity or affiliate of Purchaser, or any of Purchaser's assets is bound.

(viii)     All of the foregoing representations, warranties and covenants of
Purchaser will be and remain true on and as of the Closing Date and shall survive the Closing.

Article 9.     Closing Obligations.

9.1     At the Closing, Seller shall execute and/or deliver the following:

(i)     a bargain and sale deed without covenant against grantor's acts, containing the covenant required by Section 13 of the New York Lien Law, and properly executed in the form for recording so as to convey title to the Premises required by this Agreement;

(ii)     a written agreement pursuant to which Seller shall assign to Purchaser, and Purchaser shall assume and agree to be bound by, all obligations and liabilities of Seller under the Leases and otherwise with respect to the Tenant of the

Premises, if any, with respect to obligations which arise from and after Closing, such agreement to be substantially in the form of Exhibit C attached hereto (the "Assignment and Assumption of Lease");

(iii)     subject to Section 8.2, a certificate updating the Rent Schedule and setting forth any arrears in rents and all prepayments of rent, certified to be true and correct by Seller;

(iv)     an original letter, in the form annexed hereto as Exhibit D, executed by Seller or by its agent, advising the tenants of the sale of the Premises to Purchaser and directing that rents and other payments thereafter be sent to Purchaser or as Purchaser may direct;

(v)     To the extent they are then in Seller's possession and not posted at the Premises, all certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction, without representation or warranty with respect thereto;

(vi)     An assignment to Purchaser of any guarantees and warranties related to Seller's work (as described in the Leases), together with true and complete copies of all such guarantees and warranties;

(vii)     Subject to Section 8.2, Seller shall deliver the original Leases and any amendments or extensions thereto to Purchaser, certified to be true and complete by Seller;

(viii)     an original tenant estoppel for each Required Tenant listed on Schedule B dated no earlier than forty-five (45) days prior to the Scheduled Closing Date;

(ix)     intentionally omitted;

(x)     an affidavit of Seller pursuant to Section 1445(b)(2) of the Internal
Revenue Code of 1986, as amended, stating that Seller is not a foreign person within the meaning of such Section, or, if Seller shall fail to deliver such an affidavit, Purchaser shall deduct and withhold from the Balance such sum as shall be required by law and shall remit the same to the Internal Revenue Service;

(xi)     evidence reasonably satisfactory to the Title Company that (i)
Seller is authorized to consummate the transaction contemplated herein, and (ii) the individual(s) executing the documents on behalf of Seller is/are authorized to do so;

(xii)     Subject to Section 8.2, Seller shall deliver a certificate confirming that Seller's representations and warranties set forth in Section 8.1 are true and correct in all material respects;

(xiii)     Information for 1099-S Report Filing in accordance with Section 6045 of the Code. Pursuant to Section 6045 of the Code, Purchaser's counsel is hereby designated to be the person responsible for complying with such reporting requirements;

(xiv)     to the extent the same are in Seller's possession, all keys to the
Premises and all access codes, if any;

(xv)     such certificates as shall be reasonably required by the Title Company in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller's name;

(xvi)     all other documents and instruments required by this Agreement to be executed and/or delivered by Seller at Closing; and

(xvii)     any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated hereunder, in accordance with the express terms, covenants and conditions hereof.

9.2     At the Closing, Purchaser shall pay the Balance to Seller as provided in Article 2 hereof, subject to adjustment as provided in Article II hereof.

9.3     At the Closing, Purchaser shall execute and/or deliver the following:

(i)     the real property transfer tax returns required to be executed by
Purchaser;

(ii)     the Assignment and Assumption of Lease;

(iii)     Intentionally omitted;

(iv)     all consents and resolutions required to consummate the transactions contemplated hereby, certified to be true and complete by an authorized officer of Purchaser;

(v)     such affidavits, agreements and instruments as shall be reasonably required by the Title Company;

(vi)     all other documents and instruments required by this Agreement to be delivered by Purchaser at Closing; and

(vii)     any other documents, instruments or agreements reasonably necessary to effectuate the transactions contemplated hereunder, in accordance with the express terms, covenants and conditions hereof.

9.4     Intentionally Omitted.

9.5     (a) Promptly after the execution and delivery of this Agreement, Seller agrees to request the confirmation that an estoppel certificate in the form of Exhibit B attached hereto is an acceptable form by the Tenants (the "Estoppel Form"). If Seller receives such confirmation from the tenants it shall promptly advise the Purchaser in writing, (the “Confirmation Notice"). The parties agree that, subject to the provisions of subparagraph (b) below, it shall be a condition to Purchaser's obligation to close title under this Agreement that an estoppel certificate substantially in the form of the Estoppel Form (if Seller has delivered the Confirmation Notice), dated not earlier than forty-five (45) days prior to the Scheduled Closing Date be delivered to Purchaser from the Required Tenants, as defined in Schedule B below, (the "Tenant Estoppel") not less than five (5) business days prior to the Scheduled Closing Date, with Seller having the right to adjourn the Scheduled Closing Date for up to thirty (30) days in order to obtain the Tenant Estoppels from the Required Tenants. Seller agrees to use good faith efforts to obtain such estoppels from the Tenants, provided however, Seller shall not be obligated to expend any funds in order to do so. In the event Seller is unable to deliver Tenant Estoppels from the Other Tenants prior to the Scheduled Closing Date, as defined in Schedule B below, Seller shall deliver a Seller signed estoppel on the Estoppel Form. In the event that any representation or warranty of Seller set forth in this Agreement is confirmed in a Tenant Estoppel, such Seller's representation and warranty shall be deemed not made by Seller. Seller's delivery of the Tenant Estoppels from the Required Tenants shall be deemed a pre-condition to Purchaser's obligation to close hereunder. It is hereby acknowledged and agreed that Seller shall have no liability to Purchaser of any nature whatsoever (and Seller shall not be responsible for any costs or damages), if any Tenant shall fail at any time to execute and deliver the Tenant Estoppel either in the form of the Estoppel Form or as required by the Leases.

(b)     The parties agree that the Tenant Estoppel containing de minimus exceptions, qualifications or modifications shall be deemed to be an acceptable estoppel certificate for purposes of this Section 9.5, provided that same shall not have any impact on the economic terms and conditions of the Lease, the enforceability of the Lease or the rights of Seller as landlord under the Leases (as determined by Purchaser in Purchaser's sole but commercially reasonable discretion)(a "Material Change"); and provided further that such Tenant Estoppel shall not allege a default by either the landlord or tenant under the Leases. In the event the Tenant Estoppel contains a Material Change or alleges a material default by Seller or Tenant under the Leases (a "Material Default"), Purchaser's sole and exclusive remedy shall be to terminate this Agreement by delivering notice thereof in writing to Seller no later than five (5) business days after the date of delivery to Purchaser of a Tenant Estoppel alleging a Material Change and/or a Material Default (the "Estoppel Termination Notice"), time being of the essence as to the giving of such notice. If Purchaser shall timely give the Estoppel Termination Notice, then this Agreement shall terminate, and upon such termination, Purchaser shall be entitled to the return of the Downpayment with all interest earned thereon, and neither party shall have any obligation hereunder other than the Surviving Obligations. If Purchaser shall not have given timely the Estoppel Termination Notice, time being of the essence as to the giving of such notice, Purchaser shall be deemed for all purposes to be satisfied with the form and substance of the Tenant Estoppel and shall have no further right to object thereto or to terminate this Agreement based on the Tenant Estoppel.

Article 10.     Transfer Taxes, Title Insurance and Other Expenses.

10.1     All New York State and New York City Real Property Transfer Taxes payable in connection with the transfer of the Premises to Purchaser, and the consummation of the transactions contemplated hereunder shall be paid by Seller at the Closing.

10.2     Purchaser shall pay for the following prior to or at the Closing:

(a)     all State, City, County and municipal recording charges with respect to the deed;

(b)     all costs and expenses in connection with Purchaser's financing (if any), and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax (as the same may be applicable), provided, however, nothing herein contained shall be deemed to create a financing contingency or to condition Purchaser's obligations hereunder on Purchaser's ability to obtain financing, and this shall be deemed to be an "all cash" transaction;

(c)    the cost of Purchaser's own survey, survey re-date, and due diligence investigations;

(d)     at the Closing, Purchaser shall pay the premium for an owner' s/mortgagee' s policy of title insurance for the Premises and any endorsements thereto. The title insurance policy may be issued by the Title Company or an Alternate Title Company.

10.3     Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10.4     The provisions of this Article 10 shall survive the Closing.

Article 11.     Apportionments.

11.1     The following shall be apportioned between the parties as of 11:59 P.M.
on the day immediately preceding the Closing Date:

(a)     rents, additional rents, escalation charges, insurance reimbursements and other tenant charges under the Leases (collectively, the "Rents"), as and when collected;

(b)     real estate taxes and assessments, if any, on the basis of the fiscal year for which assessed (including without limitation real estate tax reimbursement obligations with respect to the named tenants under the Leases). Notwithstanding the foregoing, if real estate taxes shall be the responsibility of tenant named under the Leases, and if Tenant shall not then be in monetary default under the Leases, then the same shall not be adjusted between Seller and Purchaser at Closing (other than reimbursement and adjustment obligations related to payments made to or by Seller as landlord under the Leases);

(c)     water meter and frontage charges and sewer rents, if any, based upon a final water meter reading obtained by Seller, at Seller's sole expense, dated not more than forty five (45) days prior to the Closing Date. Any adjustments for the period subsequent to such reading shall be made on a per diem basis based upon the most recent average daily usage, as shown by the special water meter reading. In the event the final water reading is not available as of the Closing Date, the Closing shall nevertheless proceed and the parties shall apportion the meter charges and sewer rents on the basis of the last readings and bills received by Seller and the same shall be appropriately readjusted after the Closing on the basis of the next subsequent bills (with Seller being obligated to pay all such utility charges pertaining to the period prior to Closing, and Purchaser being obligated to pay all such charges pertaining to the period thereafter). Notwithstanding the foregoing, if water and sewer charges shall be the responsibility of tenant named under the Leases, and if Tenant shall not then be in monetary default under the Leases, then the same shall not be adjusted between Seller and Purchaser at Closing.

(d)     vault taxes or charges, if any, unless same shall be the responsibility of tenant named under the Leases;

(e)     value of fuel stored on the Premises, if any, at the price then charged by Seller's supplier, including any taxes, based upon a reading obtained by Seller not more than three (3) days prior to the Closing, unless same shall be the responsibility of tenant named under the Leases; and

(f)     business improvement district charges and other governmental and quasigovernmental taxes, fees, assessments and charges, unless same shall be the responsibility of tenant named under the Leases (other than reimbursement and adjustment obligations related to payments made to or by Seller as landlord under the Leases);

11.2     Except as expressly provided to the contrary herein, all apportionments and adjustments shall be made in accordance with the customs and practice of the Real Estate Board of New York.

11.3     If any past due rent or additional rent shall be owing by Tenant on the
Closing Date, Purchaser and Seller agree that the first moneys received by Purchaser from the Tenant, net of the reasonable out-of-pocket costs of collection, shall be applied in the following order of priority: (a) first, to the month in which the Closing occurred; (b) then, to any month or months following the month in which the Closing occurred; (c) then, to the month immediately preceding the month in which the Closing occurred; and (d) then, to the period prior to the month immediately preceding the month in which the Closing occurred. All such monies received by Purchaser for such past due rentals shall be held in trust for Seller, and Purchaser agrees to remit forthwith to Seller the amount of such past due rentals to which Seller is entitled, as and when so collected, together with a reasonable accounting of the amounts collected and the collection costs. In no event shall Seller be permitted to sue the Tenant to collect any rent arrears. Purchaser shall use reasonable efforts (but not litigation) to collect arrears in the payment of rent after the Closing, and Purchaser shall not consent to the release or waiver of any arrears without the consent of Seller (which shall not be unreasonably withheld).

11.4     Seller is hereby authorized, but is not obligated, to continue any proceedings for reduction of the assessed valuation of the Premises that are pending on the Closing Date and (with respect to any such proceedings for tax years prior to the tax year in which the Closing Date shall occur) to settle or compromise the same in Seller's sole discretion. Any settlement or compromise in connection with such proceedings brought with respect to the tax year in which the Closing Date shall occur shall be made by Seller in consultation with, and with the consent of, Purchaser (which consent shall not be umeasonably withheld or delayed). If a tax refund shall be obtained by reason of an adjustment of the assessed valuation of the Premises attributable to a period prior to the Closing Date, the same shall be the property of Seller (less the reasonable costs of collection, including attorneys and accounting fees). If any such refund shall be obtained for a period including the Closing Date, the amount of such refund (less the cost of obtaining the same, including, without limitation, reasonable attorneys' and accounting fees) shall be apportioned according to length of the respective portions of such period during which each party owned the Premises and subject to adjustment and apportionment pursuant to the Leases. If any such refund or portion thereof to which Purchaser shall be entitled as hereinbefore provided shall be paid to Seller, Seller shall receive the same as trust funds for the benefit of Purchaser and shall forthwith remit the same thereto.

11.5    Purchaser shall be entitled to a credit against the Purchase Price in the amount of $550,000 representing the $250,000 rent credit (less any amounts credited to the tenant under the Dress Barn Lease prior to the Closing) and the $300,000 construction allowance (less any amounts paid by Seller to the tenant under the Dress Barn Lease prior to the Closing)The Dress Barn, Inc. is entitled to as set forth in Sections 2E and 32 of the lease between 1100 Kings Owner and The Dress Barn, Inc (the “Dress Barn Lease”) and Purchaser at Closing shall assume all obligation to the tenant under the Dress Barn Lease to pay the construction allowance. Seller shall be responsible for all leasing commissions due any broker pursuant to or in connection with the Dress Barn Lease.

11.6     The terms, covenants and conditions of this Article 11 shall survive the

Closing.

Article 12.     Risk of Loss: Condemnation.

12.1     If, between the date of this Agreement and the Closing Date, the Premises are damaged by fire or other casualty, the provisions of Section 5-1311 of the New York General Obligations Law, or any statute enacted in substitution therefor or in addition thereto, shall not apply. Such provisions are hereby waived, and the provisions of the following Section 12.2 shall apply instead.

12.2     Upon the occurrence of a casualty, condemnation or taking with respect to the Premises, Seller shall notify Purchaser in writing of same. Until Closing, the risk of loss or damage to all of the Premises, except as otherwise expressly provided herein, shall be borne by Seller. In the event all or any portion of the Premises is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) Tenant has the right of termination under the Leases (which is not waived by the Tenant in writing), or (b) with respect to any casualty, if the cost to repair such casualty would exceed $600,000.00, or (c) with respect to any condemnation, more than five percent (5%) of the Premises is (or will be) condemned or taken, then Purchaser may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Purchaser's receipt of notice of such condemnation or taking or damage, upon which termination of the Downpayment shall be returned to Purchaser and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with respect to the Premises, except as otherwise expressly set forth herein. With respect to any condemnation or taking (or any notice thereof), if Purchaser does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser at the Closing the rights of Seller to the claims or awards, for the condemnation or taking, and Purchaser shall be entitled to receive and keep all such awards. With respect to a casualty, if Purchaser does not elect to terminate this Agreement with respect to any such Premises as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Purchaser at the Closing the rights of Seller to the proceeds under
Seller's insurance policies covering such Premises with respect to such damage or destruction (or pay to Purchaser any such proceeds received prior to Closing less an amount equal to any reasonable expenses and costs actually incurred by Seller to collect or adjust such insurance or to secure the improvements or initiate repairs or restoration of the Premises, and credit to Purchaser the amount of any deductible with respect thereto, and Purchaser shall be entitled to receive and keep any monies received from such insurance policies. Any portion of such proceeds paid or to be paid on account of the loss of rents or other income from the Property for the period prior the Closing Date shall be payable to Seller.

Article 13.     Covenants of Seller.

13.1     Seller covenants and agrees that, except as otherwise provided in the

Agreement, between the date of this Agreement and the Closing Date, Seller (either itself or through an agent) shall continue to manage and operate the Premises in substantially the same manner as Seller has heretofore managed and operated the Premises, and to perform all of Seller's obligations as the landlord under the Leases through the Closing Date. Seller will not enter into any covenants, nor voluntarily create any new title encumbrances affecting the
Premises between the date hereof and the Closing which will remain in force and effect after the Closing Date.

13.2     Purchaser shall be permitted to have reasonable access to the Premises from time to time, between the date of this Agreement and the Closing Date, during business hours and upon reasonable prior notice to Seller subject to the rights of tenant named under the Leases. Such access shall be under the supervision of Seller or Seller's real estate broker, and shall be conducted in a manner which shall not interfere with the business operations of Tenant at the Premises.

13.3     Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same shall be terminable by Seller prior to Closing.

13.4     Seller shall maintain in full force and effect until the Closing the insurance policies presently in effect or other commercially reasonable policies of insurance affording similar levels of coverage.

13.5     No fixtures, equipment or personal property included in this sale shall be removed from the Premises (subject to reasonable wear and tear and obsolescence) unless the same are replaced with similar items of at least equal quality prior to the Closing.

13.6    Seller shall cooperate with Purchaser, both prior to and after the Closing, in connection with any and all information requests made by or on behalf of Purchaser, which are required to complete a so-called “Section 314 audit”, including, but not limited to providing the following: (i) historical income statement for the Premises for 2011; (ii) historical income statement for the Premises for 2012, year to date; (iii) five (5) years of historical occupancy and rent for each Unit (iv) back-up and supporting documents relating to the items set forth herein (such as bills, checks, etc.); and (v) the most current financial statement for each of the Tenants.  In addition, Seller shall cooperate with Purchaser, both prior to and after the Closing, in connection with any and all information requests made by or on behalf of Purchaser, relating to the Premises, including the books and records of the Premises. The provisions of this Section 13.6 shall survive the Closing.

Article 14.     Brokerage.

14.1     (a)     Purchaser and Seller hereby represent and warrant that they have not hired, retained or dealt with any broker, finder, consultant, person, firm or corporation in connection with the negotiation, execution or delivery of this Agreement or the transactions contemplated hereunder, other than Seller’s brokers Augenbaum Realty

Corp. and Forte Capital Management (collectively, " Brokers"). Purchaser covenants and agrees that should any claim be made against Seller for any commission or other compensation by any broker, finder, person, firm or corporation, other than the Brokers, based upon or alleging negotiations, dealings or communications with Purchaser or Purchaser's representative(s) in connection with this transaction or the Premises, Purchaser shall indemnify and hold Seller harmless from and against any and all damages, expenses (including attorneys' fees and disbursements) and liability arising from such claim. Seller shall pay the commission due to the Brokers pursuant to a separate agreement between such parties.

(b)     Seller covenants that should any claim be made against Purchaser for any commission or other compensation by any broker, finder, person, firm or corporation, other than Brokers, based upon or alleging negotiations, dealings or communications with Seller or Seller's representative(s) in connection with this transaction or the Premises, Seller shall indemnify and hold Purchaser harmless from any and all damages, expenses (including attorneys' fees and disbursements) and liability arising from such claim.

Article 15.     Remedies.

15.1     If Purchaser defaults in its obligation to purchase the Premises, or if
Purchaser defaults in any of its other obligations under this Agreement, Seller's sole remedy shall be to receive and retain the Downpayment, and any interest thereon, as liquidated damages, it being agreed that Seller's damages in case of Purchaser's default might be difficult or impossible to ascertain, and that the Downpayment, and the interest thereon. constitutes a fair and reasonable amount of damages under the circumstances and is not a penalty.

15.2     If Seller defaults in its obligation to convey the Premises hereunder.
Purchaser's sole and exclusive remedy shall be either (i) to seek specific performance of this Agreement, or (ii) to terminate this Agreement and to receive a refund of the Downpayment (together with any interest thereon) and to seek reimbursement for Purchaser's expenses relating to this Agreement, including its due diligence expenses not to exceed $25,000. Purchaser shall elect between the remedies in clauses (i) and (ii) above no later than 45 days after Purchaser becomes aware of Seller's default, and Purchaser may not seek to pursue both remedies simultaneously. Notwithstanding the foregoing, in the event Seller makes the remedy of specific performance unavailable by its own willful acts, in addition to the remedies set forth above, Purchaser may commence an action against Seller to recover the actual damages incurred by Purchaser as a result of Seller's actions, including, without limitation, Purchaser's reasonable legal fees and expenses, provided that said actual damages are verified by Purchaser to Seller. In no event shall Purchaser be entitled to recover damages from Seller relating to Seller's default except as aforesaid. Nothing contained herein shall preclude or prohibit Purchaser from waiving any default or alleged breach or default by Seller and closing on the purchase of the Premises, notwithstanding such default, without any abatement of the Purchase Price.

Article 16.     Escrow Agent.

16.1     The Downpayment shall be held, paid over and/or applied by Escrow
Agent in accordance with the following:

(a)     If this Agreement shall be terminated by Purchaser prior to the expiration of the Due Diligence Period, then the Downpayment, and any interest thereon, shall automatically be paid to Purchaser, without any further notice or authorization. At the Closing, the Downpayment, and any interest thereon, shall automatically be paid by Escrow Agent to Seller, without any further notice or authorization.

(b)     In instances other than those described in Section 16.1(a) above, the following shall apply: if either Seller or Purchaser (the "Requesting Party") has a good faith belief that it is entitled to the Downpayment pursuant to the terms of this Agreement, then the
Requesting Party may submit to Escrow Agent a written request for disbursement of the
Downpayment, which request shall in all cases be accompanied by a good faith written explanation as to why the Requesting Party believes it is entitled to the Downpayment pursuant to the terms of this Agreement. The Requesting Party, simultaneously with its submission of such written request to the Escrow Agent, shall deliver a copy of such request and explanation to the other party (the "Non-Requesting Party"). Moreover, within two (2) business days after Escrow Agent's receipt of such request and explanation from the Requesting Party, Escrow Agent shall deliver a copy of the same to the Non-Requesting Party. If, within five (5) business days after the Non-Requesting Party's receipt of such request and explanation from the Escrow Agent, the Non-Requesting Party fails to dispute the entitlement of the Requesting Party to the Downpayment, then the Escrow Agent may disburse the Downpayment to the Requesting Party. However, if, within five (5) business days after the Non-Requesting Party's receipt of such request and explanation from the Escrow Agent, the Non-Requesting Party notifies Escrow Agent and the Requesting Party that (in substance) the Non-Requesting Party disputes the entitlement of the Requesting Party to the Downpayment, then Escrow Agent shall continue to hold the Downpayment until otherwise directed by joint written instructions from Seller and Purchaser or a final judgment of a court having jurisdiction. Escrow Agent, however, shall have the right at any time to deposit the Downpayment with the clerk of any federal or state court sitting in the City of New York. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder. All notices and deliveries under this Section must be made in accordance with Article 17 below.

(c)     The parties acknowledge that Escrow Agent (i) is acting solely as a stakeholder at their request and for their convenience, (ii) shall not be deemed to be the agent of either of the parties and (iii) shall not be liable to either of the parties for any act or omission on its part unless caused by Escrow Agent's willful misconduct or gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees and disbursements, incurred in connection with the performance of Escrow Agent's duties hereunder, unless caused by Escrow Agent's willful misconduct or gross negligence. Escrow Agent shall not be liable for any losses suffered in connection with any such investment (except to the extent of Escrow Agent's gross negligence or willful misconduct) and shall have no obligation to obtain the best, or otherwise seek to maximize, the rate of interest earned on any such investment. Escrow Agent shall be entitled to rely or act upon any notice, instrument or document believed by Escrow Agent to be genuine and to be executed and delivered by the proper person, and shall have no obligation to verify any statements contained in any notice, instrument or document or the accuracy or due authorization of the execution of any notice, instrument or document. Escrow Agent shall not be bound by any modification to this Section 16.1 unless Escrow Agent shall have agreed to such modification in writing. Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder to either of them. Any fees or charges in connection with such investment shall be paid out of the amounts held in escrow before any other payments shall be required to be made from such amounts.

16.2     Escrow Agent has acknowledged its agreement to the foregoing provisions of this Article 16 by signing in the place indicated on the signature page of this Agreement.

Article 17.     Notices.

17.1     Any notice or other communication given by either party hereto to the other relating to this Agreement (a "notice'") shall be in writing and shall be sent by hand delivery or by recognized overnight courier service (such as Federal Express) or by facsimile transmission (with an immediate follow up notice bye-mail), addressed to the parties and their attorneys as follows:

If to Seller, to:

c/o Wharton Realty
500 Fifth Avenue, 54th Floor
New York, New York 10110
Attention: Mr. Jeff Sutton

With a copy to Seller's attorney:

The Law Offices of Gary I. Kahn

500 Fifth Avenue, 54th Floor
New York, New York 10110
Attn: Gary I. Kahn, Esq.
Fax No. (661) 458-3970
E-Mail:     gary.kahn@gkahnlaw.com

If to Purchaser, to:

American Realty Capital III, LLC
405 Park Avenue, 15th Floor
New York, New York 10022
Attention: Michael Happel
Fax No.: (212) 421-5799
E-Mail: mhappel@arlcap.com

and to:

American Realty Capital III, LLC
405 Park Avenue, 12th Floor
New York, New York 10022
Attention: Jesse Galloway
Fax No.: (646) 861-7804
E-Mail: JGalloway@arlcap.com

If to Escrow Agent:

Chicago Title Insurance Company
Suite 1325, 1515 Market Street,
Philadelphia, PA 19102-1930
Attention: Edwin G. Ditlow
Telephone: 215-875-4184
Telecopy: 215-732-1203
E-Mail: ditlowE@ctt.com

17.2     Notices or other communications (including agreements) signed by the attorneys for the respective parties shall be deemed binding upon the parties. Either party may by notice to the other change the person or address for receipt of notices. Notices sent by hand delivery or recognized overnight courier service shall be effective when received or rejected by the recipient or the recipient's office or firm.

Article 18.     Seller's Obligations as to Leases.

18.1     Provided this Agreement is in full force and effect between the date of this Agreement and the Closing, Seller shall not, without Purchaser's prior written consent (which may be granted or withheld in Purchaser's sole and absolute discretion): (a)

amend,
modify, renew or extend the Leases in any respect; or (b) terminate the Leases except by reason of a default by the Tenant thereunder (provided, however, that Purchaser shall not be obligated to purchase the Premises from Seller if the Leases shall be terminated or if Tenant shall be in default thereunder).

18.2     Between the date of this Agreement and the Closing, Seller shall not permit occupancy of, or enter into any new lease for, space which is presently vacant or which may hereafter become vacant, without the prior written consent of Purchaser.

18.3     It shall be a condition precedent to Purchaser's obligation to close on the purchase of the Premises on the Closing Date that (i) the Leases shall be in full force and effect; (ii) the tenants named under the Leases shall then be in physical occupancy of substantially all of the Premises demised under the Leases and shall not have moved out of the Premises, other than by reason of a casualty, (iii) the tenants named under the Leases shall not then be in default under the their respective lease, after written notice and beyond the expiration of any applicable cure periods; (iv) Seller, as landlord, shall not then be in default under the Leases, after written notice and beyond the expiration of any applicable cure periods; and (v) the tenant named under the Leases shall not then be subject to a bankruptcy or insolvency proceeding, and shall not have delivered notice to Seller of its intention to file for bankruptcy.

Article 19.     Assignment.

19.1     Neither this Agreement nor any of the rights of Purchaser hereunder may be assigned or transferred by Purchaser without Seller's prior written consent, which may be granted or withheld in Seller's sole and absolute discretion, and any purported assignment or encumbrance without Seller's prior written consent shall be null and void, and shall constitute a default hereunder, which default is not capable of being cured.

19.2     Notwithstanding the foregoing, subsequent to the expiration of the Due
Diligence Period, Purchaser may assign all of Purchaser's rights and obligations hereunder to any wholly owned subsidiary of Purchaser or a wholly owned subsidiary directly or indirectly of American Realty Capital New York Recovery REIT, Inc. or American Realty Capital Trust III, Inc., or to any affiliates or related companies of such entities, without the prior written consent of Seller; provided, however, that Purchaser shall not be released from its obligations hereunder by reason thereof and Purchaser notifies Seller in writing of said assignment and delivers a fully executed assignment and assumption agreement with respect to the matter all of same to be received by Seller at least five (5) business days prior to the Closing. Purchaser agrees that Purchaser shall not assign this Agreement to an unrelated third-party prior to the Closing Date in a so-called "flip" transaction.

Article 20.     Due Diligence Period.

20.1     Purchaser will have a period of thirty (30) days from and after the date of this Agreement (the "Due Diligence Period") to conduct and complete any required due diligence of the Premises, as reasonably determined by Purchaser. To the extent not delivered to Purchaser prior to the date hereof, Seller shall deliver to Purchaser, within five (5) days after the date of this Agreement, copies of the following items more particularly described on Schedule C hereto to the extent, if any, in Seller's Possession; as used in this Agreement, the term "Seller's Possession" or "possession of Seller" or words of similar import shall mean and include documents maintained in Seller's files located at the Premises or with Seller's managing agent for the Premises. Seller's failure to deliver to Purchaser any of the above items within the period provided shall not result in the extension of the Due Diligence Period, and Purchaser's sole remedy therefor shall be Purchaser's right to terminate this Agreement by delivering written notice thereof to Seller on or prior to the expiration of the Due Diligence Period and to receive a return of the Downpayrnent, in which event neither party shall have any obligation hereunder except for such obligations which are expressly stated herein to survive the Closing or the termination of this Agreement (the "Surviving Obligations"). During the Due Diligence Period, and subject to the rights of Tenant, Purchaser shall be permitted to enter the Premises and inspect and evaluate the Premises, and to conduct non-invasive studies, tests and investigations thereon, as well as (i) to review the books and records of Seller with respect to the Premises, Seller's work (as described in the Leases), the Leases and matters relating thereto; (ii) to inspect Seller's work (as described in the Leases), and to consult with Seller's architect with respect thereto (if necessary); (iii) to contact authorized representatives of Tenant, under the direction of Seller; (iv) to review title and a survey of the Premises; (v) to perform an engineer's inspection of the Premises and/or a Phase I environmental site assessment. At any time prior to the expiration of the Due Diligence Period, Purchaser may provide notice and may cancel the Agreement for any reason or no reason and this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability under this Agreement, except for Surviving Obligations. In such instance, Purchaser shall be entitled to a full refund of the Downpayment (together with any interest earned thereon), immediately upon notice to Escrow Agent (without any right for Seller to object to the release of the Downpayment to Purchaser). Purchaser shall restore the Premises to substantially and materially its condition existing immediately prior to Purchaser's inspection, testing, investigation and survey thereof.

20.2     TIME SHALL BE OF THE ESSENCE with respect to Purchaser's actions pursuant to this Article 20. In the event either Purchaser shall fail to timely deliver written notice of its intent to cancel the Agreement pursuant to this Article 20 prior to the expiration of the Due Diligence Period, Purchaser shall be deemed to have waived the right to cancel this Agreement as provided in this Article 20.

20.3     Purchaser agrees that, in making any physical or environmental inspections of the Premises, Purchaser and all of Purchaser's agents entering onto the Premises shall carry not less than Two Million ($2,000,000) Dollars commercial general liability insurance with a company licensed to do business in the state where the Premises is located insuring all activity and conduct of Purchaser and such representatives while exercising such right of access. Seller shall be named as additional insured on such commercial general liability policy. Purchaser represents and warrants that it carries not less than Two Million ($2,000,000) Dollars commercial general liability insurance with contractual liability endorsement which insures Purchaser's indemnity obligations and will provide Seller with written evidence of same. Purchaser shall indemnify and hold Seller harmless from and against any actual damages to person and property that it sustains as a result of the due diligence related activities undertaken and performed by or on behalf of Purchaser. The foregoing will survive the Closing or other termination of this Agreement. Purchaser shall maintain the results of its due diligence in confidence (but shall be permitted to disclose the results to its consultants, attorneys" investors, advisors, lenders, and assignees) and shall make no disclosures of the conditions discovered thereby prior to Closing, unless required by law or court order, or as permitted hereunder, and will indemnify Seller for any losses caused by the breach of the foregoing.

20.4     Provided this Agreement is in full force and effect, between the date hereof and the expiration of the Due Diligence Period, Seller shall not show, market, offer, negotiate or otherwise agree to sell, ground lease, transfer or otherwise dispose of the Premises, or any portion thereof, or any interest therein, to any party other than Purchaser, nor shall Seller conduct discussions, communications or correspondence with any third party with respect to same.

Article 21.     Miscellaneous.

21.1     Seller and Purchaser each reserve the right to include this transaction as part of one (I) or more Internal Revenue Code Section 1031 tax deferred exchange transactions, at no out-of-pocket cost, expense or liability to the other party hereto (other than de-minimus legal fees to review the documentation required to effectuate such transactions), including, without limitation, one (1) or more reverse exchange transactions. Seller and Purchaser agree to cooperate with the other party hereto, and to execute any and all documents as are reasonably necessary in connection therewith, provided that the closing of the transaction for the conveyance of the Premises shall not be contingent upon, and shall not be subject to, the completion of such exchange, nor shall such affect the Scheduled Closing Date hereunder. Nothing set forth herein shall require Purchaser to take title to any property other than the Premises described herein. Seller further reserves the right, in Seller's sole discretion prior to the Closing, to make transfers to intermediate entities and/or trusts for the benefit of the principals of Seller or their immediate family members, provided same shall not affect or impair Seller's ability to close this transaction.

21.2     All understandings and agreements heretofore had between Seller and
Purchaser are merged in this Agreement, which alone completely expresses their agreement, and this Agreement is entered into after full investigation, neither party relying upon any statement or representation made by the other and not embodied in this Agreement.

21.3    Purchaser's acceptance of the deed to the Premises shall be deemed an acknowledgment by Purchaser that Seller has fully complied with all of its obligations hereunder; that Seller is discharged therefrom (or Purchaser has waived compliance therewith); and that Seller shall have no further obligation or liability with respect to any of the agreements, representations and/or warranties made by Seller in this Agreement, which shall be merged with the deed to the Premises; except for those provisions of this Agreement which expressly provide that any obligation of Seller shall survive the Closing.

21.4     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

21.5     This Agreement does not constitute an offer to sell and shall not bind
Seller unless and until Seller elects to be bound hereby by duly executing and delivering to Purchaser an executed original counterpart hereof.

21.6     This Agreement may only be amended, modified, altered, supplemented or, except as otherwise expressly provided herein, terminated, by a written instrument signed by Seller and Purchaser.

21.7     If any provision of this Agreement or the application thereof to any party or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this
Agreement, or the application of such provision to parties or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

21.8     This Agreement, and the rights, obligations and relations of the parties hereunder, shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict-of-law rules and principles of that state.

21.9     Purchaser shall not be permitted to record this Agreement and all recordation offices are specifically instructed not to record the same. Should Purchaser ever record or attempt to record this Contract, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the county in which the Land is located. .

21.10     If Purchaser elects to obtain financing to purchase the Premises, and if
Purchaser shall request, Seller agrees subsequent to the expiration of the Due Diligence Period, to request its existing mortgage lender to assign the mortgage (the "Existing Mortgage") to Purchaser's lender. If such assignment does occur, Seller shall be entitled to all of the mortgage recording tax savings resulting therefrom, Purchaser shall pay Seller at Closing, in addition to the Balance, the mortgage recording tax savings, and Purchaser will pay Seller's lender's legal fees in connection with such assignment. In the event Purchaser elects (in Purchaser's sole and absolute discretion, and without any obligation to do so) to assume the Existing Mortgage, as a condition precedent to such assumption, the guarantor of the Existing Mortgage and any obligations thereunder must be released from the guaranties, and Purchaser shall be responsible for all costs and expenses in connection with such assumption; and in such event, Seller shall not be entitled to any mortgage tax savings as set forth above. Nothing set forth in this paragraph shall be deemed to make this transaction contingent on financing.

21.11     A facsimile, "pdf' and/or electronic copy of a signed original counterpart of this Agreement shall be deemed sufficient to bind the parties, and shall be deemed an original for all purposes. 1bis Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, when combined, shall constitute one (I) fully executed original document.

21.12     THE PARTIES HERETO WAIVE TRIAL BY JURY IN CONNECTION
WITH ANY AND ALL MATTERS ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONSCONTEMPLATED HEREUNDER.

21.13.     IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR
INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN KINGS COUNTY AND AGREE NOT TO RAISE ANY OBJECTION TO SUCH JURISDICTION OR TO THE LAYING OR MAINTAINING OF THE VENUE OF ANY SUCH PROCEEDING IN SUCH COURT.

21.14     The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

21.15     Each party agrees that, except as otherwise set forth in this Agreement or provided by law, or unless compelled by an order of a court of competent jurisdiction, it shall keep the contents of this Agreement, and any information related to the transactions contemplated hereunder, confidential, unless and until the Closing Date shall occur, and each party further agrees to refrain from participating in any publicity statement, press release or other public notice regarding this transaction" prior to the Closing Date, without the prior written consent of the other party hereto, unless required under applicable law or by a court order. Notwithstanding the foregoing, the parties hereto shall be permitted to disclose the terms and conditions of this Agreement to their respective attorneys, accountants, financial analysts, bankers, auditors and other similar persons who reasonably require such information, all of whom shall be advised, in writing, of the confidential nature of this Agreement.

21.16     Time of Essence. Time is of the essence of this Agreement (other than for Seller's rights to adjourn the Closing as expressly provided in this Agreement). As used in this Agreement, the term "business day" means every day other than Saturdays, Sundays, or other holidays on which banking institutions in New York or the State in which the Property is located are closed.

21.17     Attorneys' Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as provided herein, reasonable attorneys' fees incurred in such suit.

21.18     Merger Provision. Except as otherwise expressly provided herein, any and all rights of action of Purchaser for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the deed and other instruments executed at Closing, shall terminate at Closing, and shall not survive Closing.

21.19     (a)     No Personal Liability of Officers, Directors. Etc. of Seller. Purchaser acknowledges that this Agreement is entered into by a limited liability company as
Seller and Purchaser agrees that no shareholder or individual officer, partner, director, trustee, asset manager, employee, member, agent or other representative of Seller shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

(b)     No Personal Liability of Officers, Directors, Etc. of Purchaser. Seller acknowledges that this Agreement is entered into by a limited liability company as Purchaser and Seller agrees that no shareholder or individual officer, partner, director, trustee, asset manager, employee, member, agent or other representative of Purchaser shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

[remainder of the page intentionally left blank – signature page to immediately follow]

IN WITNESS WHEREOF, Seller and Purchaser have each duly executed this Agreement as of the date first above written.

SELLER:

1100-1114 KINGS HIGHWAY LLC

By:    ________________________
Name: Jeff Sutton
Title: Member

2067-2073 CONEY ISLAND AVENUE LLC

By:    ________________________
Name: Jeff Sutton
Title: Member

    2091-2097 CONEY ISLAND AVENUE LLC

By:    ________________________
Name: Jeff Sutton
Title: Member

PURCHASER:

AMERICAN REALTY CAPITAL III, LLC

By:    ________________________
Michael Happel
Managing Director
Receipt of the Downpayment
is acknowledged and the undersigned
agrees to act in accordance with the
provisions of Article 16 hereof.

CHICAGO TITLE INSURANCE COMPANY

By:    ________________________
Name:
Title:

SCHEDULE A

RENT ROLL

1100-1114 Kings Highway, 2067-2071 Coney Island Avenue and 2091-2097 Coney Island Avenue, Brooklyn, NY

Tenant	Lease Start	Lease Exp.	Current Annual Rent (Per Leases)	Rent Increases	Recoveries
Chase	4/1/2010	3/31/2025	$660,000	6% in yr 6 and 12.5% in yr 11	40% RET
Dress Barn	____	6/30/2022	$726,000	5.5% in yr 6	60% RET over base
Home Décor	10/1/2007	9/30/2017	$160,710	2% per annum	18% RET over base
Annie Sez	1/1/2008	12/31/2017	$426,000	9.5% bump in yr 6	100% RET and 12.5% RET
DEJ Assoc.	10/1/2008	9/30/2018	$400,235	6% bump in yrs 3, 5, 7, 9	100% RET over base
Total			$2,372,945

SCHEDULE B

RENT ARREARS

Amount Due:            Applicable Period:

Required Tenants:
The Dress Barn, Inc.                None

JP Morgan Chase Bank, N.A.            None

Big M, Inc.                    None

Other Tenants:

DEJ Associates, Inc.                 None

Home Décor on Coney Island Avenue Ltd.    None

SCHEDULE C

DUE DILIGENCE MATERIALS
1. A copy of all surveys and site plans of the Property, including, without limitation, any as-built surveys obtained or delivered to tenants of the Property in connection with their construction.
2. A copy of all architectural plans and specifications and construction drawings for improvements located on the Property, together with a written authorization allowing Purchaser to discuss same, and application to obtain the CO by the tenant under the Leases, with Seller's architect, engineer and/or contractor.
3. A copy of Seller's title insurance commitments and policies relating to the Property.
4. A copy of the zoning reports for the Property and of all governmental permits and approvals, if any, obtained by Seller or in Seller's possession
5. A copy of all environmental, engineering and physical condition reports for the Property, together with a written authorization allowing Purchaser to discuss same with Seller's engineer.
6. Operating budget of the Property for 2012.
7. The operating statements of the Property for the twenty-four (24) month period immediately preceding the Agreement effective date or such shorter period from the commencement of rent under the Leases.
8. Rent payment history for 2011 as well as a current arrearages report.
9. Copies of the Property's real estate tax bills for the current and prior three (3) tax years.
10. All service contracts and insurance policies which affect the Property, if any.
11. A copy of all warranties relating to the improvements constructed on each Property, including without limitation any structural slab or roof warranties.
12. A written inventory of all items of personal property to be conveyed to Purchaser, if any.
13. A copy of the executed lease for the Property and any amendment (including the Rent Commencement Agreement, if any).
14. A copy of Seller's existing mortgage, promissory note, guaranty and any related loan documents affecting the Premises.
15. Monthly historical operating statements for 2011 and YTD 2012.

EXHIBIT A

LEASES AND BROKERAGE AGREEMENTS

See Attached

EXHIBIT B

TENANT ESTOPPEL CERTIFICATE

__________________, 2012

American Realty Capital III, LLC
c/o American Realty Capital New
York Recovery REIT, Inc.,
405 Park Avenue, 15th Floor
New York, NY 10022

Re:	Lease dated _____________ (the "Lease") between _______________, as landlord, and ________________ ("Tenant”), as tenant, in respect of premises located at __________________________ (the "Property")
Ladies and Gentlemen:
The undersigned, ______________, as Tenant, under that certain Lease dated _______________ (the "Lease"), made with _________________, as Landlord, hereby ratifies the Lease and certifies that:
1.    Annexed hereto is a true, correct and complete copy of the Lease.

2.	The Rent Commencement Date is _____________. The Lease Term expiration date is ____________________. Tenant has ____ (__) _______ (___) year renewal options.
3.     Monthly minimum rent under the Lease is $_____________.

4.
The Lease is in full force and effect and has not been assigned, modified, supplemented, or amended in any way. To Tenant's knowledge and belief, except as otherwise may be provided herein, neither party thereto is in default thereunder and the Lease represents the entire agreement between the parties as to this leasing, except as follows: NONE

5.
As of the date hereof there are no known existing defenses or offsets which Tenant has against the enforcement of the Lease by Landlord. Notwithstanding anything contained herein, Tenant may in the future, investigate certain issues relating to ANNUAL FIXED RENT or other charges payable under the Lease (other than minimum rent), and Tenant hereby reserves any rights it may have regarding reimbursements, off-sets, or any and all other rights of any nature relating thereto which are contained in the Lease.

6.	Tenant has not assigned or transferred the Lease and has not sublet any portion of the premises demised thereunder.

7.	No rental has been paid in advance. Tenant has deposited no security with Landlord.
Tenant has a net worth in excess of $______________.

8.	Except as expressly set forth in the Lease, Tenant has no purchase options, rights of first offer or rights of first refusal to purchase the Property or to renew or extend the term of the Lease.

9.
Tenant is not aware of any defects in work or materials relating to any portion of Landlord's Work. Tenant makes the above certifications knowing that Purchaser and its mortgage lender shall rely thereon. Tenant has taken reasonable steps to verify the information contained herein. The statements made or facts contained in this estoppel certificate, however, are made based on Tenant's awareness as of the date hereof, and shall not operate or be construed as a waiver of any of Tenant's claims or rights based on additional or new information.

Very truly yours,
___________________

By: _________________________ Name: Title:

EXHIBIT C
ASSIGNMENT AND ASSUMPTION OF LEASE
KNOW ALL MEN BY THESE PRESENTS that __________________ having offices at ________________________ (the "Assignor"), in consideration of Ten ($ 10.00) Dollars and other good and valuable consideration in hand paid by ___________________ having offices at ________________________ (the "Assignee"), the receipt and sufficiency of which is hereby acknowledged, hereby assigns unto the Assignee all of Assignor's right, title and interest in and to the following:
That certain Lease made and entered into by Assignor and set forth on Schedule "A" attached hereto occupying space at those certain premises located at ________________________ (the "Lease").
TO HAVE AND TO HOLD the same unto the Assignee, its successors and assigns, from and after the date hereof subject to the terms, covenants, conditions and provisions contained in the Lease.
This assignment is made without warranty or representation, express or implied, by, or recourse against, the Assignor of any kind or nature whatsoever except as specifically provided in that certain Purchase and Sale Agreement dated as of February ____, 2012 between 1100-1114 Kings Highway LLC, 2067-2073 Coney Island Avenue LLC and 2091-2097 Coney Island Avenue LLC, as Seller, and American Realty Capital III, LLC, as Purchaser (the "Purchase Agreement").
The Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Lease herein assigned by the Assignor to the Assignee from and after the date hereof and hereby agrees to perform all of the terms, covenants and conditions contained in the Lease from and after the date hereof, all with the full force and effect as if Assignee had signed the Lease originally as the landlord named therein. Assignor shall remain liable and responsible for any unperformed obligations under the Lease which arose prior to the date of this Agreement.
This Agreement may be executed in counterparts, which counterparts, when taken together, shall constitute a single agreement.
Rent and rent arrears (including any additional rent) collected under the Lease shall be treated in accordance with the requirements of Article 11 of the Purchase Agreement, which is incorporated herein by this reference.
Any facsimile transmittal of original signature versions of this Agreement shall be considered to have the same legal effect as execution and delivery of the original document and shall be treated in all manner and respects as the original document. The parties also agree to promptly exchange counterparts with original signatures.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the _____ day of _______________, 2012.

ASSIGNOR:

By: ______________________________________

ASSIGNEE:

By: ______________________________________
Print Name:
Title:

EXHIBIT D

SURVEY

See Attached